EXHIBIT 10.1

ADDENDUM NO. 18
REVOLVING LOAN AND SECURITY AGREEMENT
CONVERTIBLE REVOLVING CREDIT PROMISSORY NOTE
DATED OCTOBER 26, 1987

For consideration given and received, Robert Howard and iCAD, Inc. hereby agree to extend the repayment date in Paragraph D of the above referenced Convertible Revolving Credit Promissory Note, as amended, (the “Note”) from January 4, 2006 to March 31, 2007. Also the Note hereafter will be a maximum principal sum of Five Million Dollars ($5,000,000).

Effective the 31st day of December 2005.

Please note that I, Mr. Robert Howard, do not intend to call in the principal balance of the note within 366 days from the expiration date of this amendment or March 31, 2008.

In addition, I agree that I will not, while the revolving line of credit exists, convert any outstanding advances under the agreement into shares of iCAD’ common stock that would exceed the available shares for issuance defined as the authorized shares of the iCAD common stock less issued and outstanding common shares less any reserved shares for outstanding convertible preferred stock, non-employee warrants and non-employee stock options.

ICAD, INC.

By: /s/ Annette Heroux	/s/ Robert Howard
Title: Chief Financial Officer	Robert Howard
May 9, 2006